Exhibit 99.1

Lumos Networks Announces Filing of S-3 Shelf Registration Statement

WAYNESBORO, VA – August 26, 2013 – Lumos Networks Corp. (“Lumos Networks” or “the Company”) (Nasdaq: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced that the Company has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”).   This filing registers shares owned by Quadrangle Capital Partners L.P., Quadrangle NTELOS Holdings II L.P., and their affiliated entities (“Quadrangle Funds”) pursuant to registration rights agreed to in the shareholder agreement among the Company and Quadrangle Funds.   Lumos Networks will not receive any proceeds from sales of the Company common stock by the Quadrangle Funds.

The Quadrangle Funds have informed the Company that they have no current intention to sell the shares that are being registered.   The Quadrangle Funds will be able to sell up to 5.7 million shares of Company common stock they own in secondary offerings while the registration statement remains effective.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.   These securities may not be sold, nor may offers be accepted, prior to the time the registration statement becomes effective.  Any offering of the securities will be made solely by means of a prospectus and an accompanying statement relating to that offering.   This press release is not an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation of sales would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This registration statement is available on the SEC’s website at www.sec.gov and on the Lumos Network Investor Relations website at ir.lumosnetworks.com.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a 5,800 route-mile fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

Will Davis

Director of Investor Relations

Phone: 917-519-6994 (cell)

Email: davisw@lumosnet.com